SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20259

                          FORM 8-A

For Registration of Certain Classes of Securities Pursuant to
Section 12(b) or 12(g) of the Securities Exchange Act of 1934


                    PENTAIR, INC.
(Exact Name of Registrant as specified in its Charter)

         MINNESOTA                          41-0907434
(State of Incorporation                 (IRS Employer
  or Organization)                      Identification No.)


1500 County Road B2 West, St. Paul, Minnesota      55113-3105
(Address of Principal Executive Offices)           (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please
check the following box. [    ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following
box.   [     ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class              Name of Each Exchange on Which
to be so Registered                Each Class is to be Registered

Common Stock, $.16 2/3            New York Stock Exchange
  par value per share

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.  Description of Securities to be Registered.

      Common Stock, $.16 2/3 Par Value

The capital stock of Pentair, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.16 2/3 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights; there are no redemption of sinking fund provisions and there is no liability to further call or to assessments by the Registrant. No holder of common shares shall be entitled to any cumulative voting rights. There is currently a public market for the Common Stock, which has been traded in the over-the-counter market on the NASDAQ National
Market System.

The Amended and Restated Articles of Incorporation and the Bylaws of the Company, and Chapter 302A of the Minnesota Business
Corporation Act, as well as Chapter 80B of Minnesota Statutes, contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Company's Board of Directors. The Company's
Articles of Incorporation and Bylaws provide: (1) that the Board of Directors is divided into three classes of Directors serving staggered three-year terms; (2) that the Directors have the exclusive power to fill vacant directorships; (3) that Directors may be removed only for cause and by the affirmative vote of 60 percent or more of the shares entitled to vote; (4) that special meetings can only be called by two or more members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer; (5) that nominations to the Board of Directors be made only by written notice; and (6) that under certain circumstances involving an acquisition by a third party of a substantial interest (20 percent or more of shares) in the Corporation, other shareholders have the right to require the Corporation to purchase their stock at specific price levels;
(7) that any amendment to the Corporation's Articles of Incorporation must be made by the affirmative vote of the holders of 60 percent of the voting power of the Corporation and cannot receive a negative vote of more than 25 percent of the voting power of the Corporation;
(8) that an agreement for merger or consolidation may be authorized by two-thirds of the voting power of the Corporation unless the Board of Directors reduces the vote necessary to approve said merger or consolidation to not less than a majority of the voting power of the Corporation.

Item 2.        Exhibits.

1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PENTAIR, INC.

By: David D. Harrison
Executive Vice President, Chief Financial Officer

Dated: January 29, 1996